                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             JDN REALTY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             JDN REALTY CORPORATION

                            359 EAST PACES FERRY ROAD
                                    SUITE 400
                             ATLANTA, GEORGIA 30305



                                                                  April 3, 1998

TO THE SHAREHOLDERS OF
JDN REALTY CORPORATION:

         You are cordially invited to attend the 1998 Annual Meeting of Shareholders of JDN Realty Corporation, to be held on Thursday, May 14, 1998, at 9:00 a.m. (Atlanta Time) at The Ritz-Carlton, Buckhead, 3434 Peachtree Road, N.E., Atlanta, Georgia 30326.

         Please read the enclosed Annual Report to Shareholders and Proxy Statement for the 1998 Annual Meeting of Shareholders. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card as soon as possible so that your vote will be recorded. If you attend the meeting, you may withdraw your proxy and vote your shares personally.

                                         Sincerely,


                                         /s/ J. Donald Nichols
                                         J. Donald Nichols
                                         Chairman and Chief Executive Officer






                                    IMPORTANT

                COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD
                             AND RETURN IT PROMPTLY.

                             JDN REALTY CORPORATION

                            359 EAST PACES FERRY ROAD
                                    SUITE 400
                             ATLANTA, GEORGIA 30305

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 14, 1998

                                 ---------------

TO THE SHAREHOLDERS OF
JDN REALTY CORPORATION:

         The Annual Meeting of Shareholders of JDN Realty Corporation (the "Company") will be held on Thursday, May 14, 1998, at 9:00 a.m. (Atlanta Time) at The Ritz-Carlton, Buckhead, 3434 Peachtree Road, N.E., Atlanta, Georgia 30326, for the following purposes:

                  (1) To elect three nominees as Class I directors;

                  (2) To consider and vote upon the adoption of the JDN Realty Corporation Amended and Restated 1993 Incentive Stock Plan;

                  (3) To ratify the appointment of the accounting firm of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the Company's 1998 fiscal year; and

                  (4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 20, 1998, as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                         By order of the Board of Directors,



                                         /s/ William J. Kerley
                                         William J. Kerley
                                         Corporate Secretary
Atlanta, Georgia
April 3, 1998

                                    IMPORTANT

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                             JDN REALTY CORPORATION

                            359 EAST PACES FERRY ROAD
                                    SUITE 400
                             ATLANTA, GEORGIA 30305

                                 ---------------

                                 PROXY STATEMENT

                                 --------------

                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of JDN Realty Corporation (the "Company"), to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at The Ritz-Carlton, Buckhead, 3434 Peachtree Road, N.E., Atlanta, Georgia 30326, on May 14, 1998, at 9:00 a.m. (Atlanta
Time), for the purposes set forth in the accompanying notice, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed or given to shareholders of the Company on or about April 3, 1998.

         If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder, and if no instructions are given, will be voted (a) FOR the election as directors of the nominees listed thereon and described in this Proxy Statement, (b) FOR approval of the adoption of the JDN Realty Corporation Amended and Restated 1993 Incentive Stock Plan (the "Amended and Restated Incentive Stock Plan"), (c) FOR ratification of the appointment of the firm of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the Company's 1998 fiscal year and (d) in accordance with the recommendations of the Board of Directors on any other proposal that may properly come before the Annual Meeting. The persons named as proxies in the enclosed form of proxy were selected by the Board of Directors.

         Shareholders who sign proxies have the right to revoke them at any time before they are voted by written request to the Company. The giving of the proxy will not affect the right of any shareholder to attend the Annual Meeting and vote in person.

         The close of business on March 20, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 20, 1998, the Company had authorized 150,000,000 shares of common stock, $.01 par value (the "Common Stock"), of which 20,207,039 shares were outstanding and entitled to vote. The Common Stock is the Company's only outstanding voting stock.

                        PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

         The Amended and Restated Bylaws of the Company (the "Bylaws") provide that the Board of Directors shall be divided into three classes of as nearly equal size as possible. On February 27, 1998, the Board of Directors increased the size of the Board from six to seven members and named William G. Byrnes as a Class I director to fill the vacancy created by the increase. Pursuant to the Bylaws, the Board of Directors has divided the current Board into two classes of two directors each and one class of three directors. One class of directors is elected each year. The terms of the Company's current Class I directors, William
B. Greene, Robert P. Corker, Jr. and William G. Byrnes, expire at the Annual Meeting.

         The Board of Directors has nominated Messrs. Greene, Corker and Byrnes for election at the Annual Meeting as Class I directors to serve until the annual meeting of shareholders in 2001 or until their successors have been elected and qualified. Messrs. Greene, Corker and Byrnes have consented to be candidates and to serve as directors if elected.

         In accordance with the Bylaws, directors are elected by a majority of the votes cast at a meeting of shareholders at which a quorum is present. The Company's Charter does not provide for cumulative voting and, accordingly, the holders of Common Stock do not have cumulative voting rights with respect to the election of directors. Consequently, each shareholder may cast only one vote per share for each of the nominees.

         Unless a proxy specifies otherwise, the persons named in the proxy shall vote the shares covered thereby for the individuals nominated by the Board of Directors. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

         The Board of Directors recommends that shareholders vote FOR the election of the following nominees:

CLASS I NOMINEES

NAME                       AGE                    BUSINESS EXPERIENCE                 DIRECTOR SINCE
----                       ---                    -------------------                 --------------
William B. Greene           60     Chairman of the Board, Bank of Tennessee,          December 1993
                                   BancTenn Corporation and Carter County Bank
                                   (1989 - Present)

Robert P. Corker, Jr.       45     Chief Executive Officer, Owner and Founder, The    September 1996
                                   Corker Group (1982-Present); Commissioner of
                                   Finance and Administration, State of Tennessee
                                   (1994-1996)

William G. Byrnes           47     Adjunct Faculty Member, Georgetown University      February 1998
                                   Business School (Present); Managing Director, BT
                                   Alex. Brown Incorporated (1981- February 1998)

CONTINUING DIRECTORS

         The persons named below will continue to serve as directors until the annual meeting of shareholders in the years indicated and until their successors are elected and qualified. Shareholders are not voting on the election of the Class II and Class III directors. The following table shows the names, ages and principal occupations of each continuing director, and the month and year in which each was first elected to the Board of Directors. Mr. Nichols and Ms. Nichols are husband and wife.

CLASS II - 1999

NAME                                   AGE                 BUSINESS EXPERIENCE                    DIRECTOR SINCE
----                                   ---                 -------------------                    --------------
Elizabeth L. Nichols                   44     President, JDN Realty Corporation (December         December 1993
                                              1993 - Present); President, JDN Enterprises,
                                              Inc. (1989 - December 1993)

Haywood D. Cochrane, Jr.               49     President and Chief Executive Officer,              December 1993
                                              Meridian Occupational Healthcare Associates,
                                              Inc. (February 1997 - Present); Chief
                                              Financial Officer, Laboratory Corp. of
                                              America Holdings, Inc. (April 1995 - October
                                              1996); National Health Laboratories, Inc.
                                              (June 1994 - April 1995); President, Chief
                                              Executive Officer and Director, Allied
                                              Clinical Laboratories, Inc. (1989 - June 1994)

CLASS III - 2000

NAME                                   AGE                 BUSINESS EXPERIENCE                    DIRECTOR SINCE
----                                   ---                 -------------------                    --------------
J. Donald Nichols                      57     Chairman of the Board and Chief Executive           December 1993
                                              Officer, JDN Realty Corporation (December
                                              1993 - Present); Chairman of the Board, JDN
                                              Enterprises, Inc. (1989-December 1993)

Craig Macnab                           42     President, Tandem Capital (1996 - Present);         December 1993
                                              General Partner, MacNiel Advisors
                                              (1993-1996); Partner, J.C. Bradford & Co.
                                              (1987-1993)

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         During 1997, the Board of Directors held eight regular and special meetings. All directors attended at least 75% of the meetings of the Board of Directors and its committees held while they were directors except Mr. Greene, who attended 67% of these meetings. The Board of Directors has established the standing committees described below.

         The Executive Committee acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company except those matters that cannot by law be delegated by the Board of Directors. The Executive Committee is comprised of Messrs. Nichols, Cochrane and Macnab. The Executive Committee held no meetings during 1997, instead taking action by unanimous written consent.

         The Audit Committee selects and engages on behalf of the Company, subject to the approval of the shareholders, and fixes the compensation of, a firm of certified public accountants whose responsibility it is to audit the financial statements of the Company and its subsidiaries for the fiscal year in which they are appointed, and who also reports to the Audit Committee. The Audit Committee confers with the auditors and determines the scope of the auditing of the financial statements of the Company and its subsidiaries. The Audit Committee is also responsible for determining that the business practices and conduct of employees and other representatives of the Company and its subsidiaries comply with the Company's policies and procedures. None of the members of the Audit Committee may be officers or employees of the Company. The Audit Committee is comprised of Messrs. Cochrane and Greene. The Audit Committee held one meeting during 1997.

         The Compensation Committee is responsible for establishing a general compensation policy for the Company and has the responsibility for the approval of increases in directors fees and in salaries paid to officers and senior employees earning an annual base salary in excess of $150,000. The Compensation Committee also possesses all of the powers of administration under the Company's employee benefit plans, including any stock option plans, bonus plans, retirement plans, stock purchase plans and medical, dental and insurance plans. In connection therewith, the Compensation Committee determines, subject to the provisions of the Company's plans, the persons eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee is comprised of Messrs. Greene and Macnab. The Compensation Committee held no meetings during 1997, instead taking action by unanimous written consent.

         The Board of Directors has no standing nominating committee.

COMPENSATION OF DIRECTORS

         Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors or any committee thereof. Directors who are not employees of the Company are paid annual compensation of $12,000 for serving on the Board of Directors, plus a meeting fee of $1,000 for each Board of Directors or committee meeting attended; only one fee is paid, however, in the event that more than one such meeting is held on a single day. All directors receive reimbursement for necessary travel expenses incurred in attending Board of Directors or committee meetings.

         The JDN Realty Corporation 1993 Non-Employee Director Stock Option Plan (the "Director Plan") provides that directors who are not employees of the Company will automatically receive options to purchase 3,000 shares of Common Stock on January 1 of each year at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options (one-third of which may be exercised two years from the date of grant, one-third three years from the date of grant and one-third four years from the date of grant) expire ten years from the date of grant. In addition, the options expire if not exercised within 90 days after the director ceases to be a member of the Board of Directors unless the director dies, becomes disabled, retires or is terminated other than for cause.

         As of March 31, 1998, options to purchase 3,000 shares at an exercise price of $22.00 per share, options to purchase 3,000 shares at an exercise price of $20.00 per share and options to purchase 3,000 shares at an exercise price of $22.375 per share had been granted to each of Messrs. Cochrane, Greene and Macnab under the Director Plan. In addition, as of March 31, 1998, options to purchase 3,000 shares at an exercise price of $27.625 per share and options to purchase 3,000 shares at an exercise price of $32.375 per share had been granted to each of Messrs. Cochrane, Greene, Macnab and Corker under the Director Plan. In the aggregate, as of March 31, 1998, options to purchase 51,000 shares were outstanding under the Director Plan.

            PROPOSAL 2: APPROVAL OF AMENDMENT AND RESTATEMENT OF THE
                      COMPANY'S 1993 INCENTIVE STOCK PLAN

         The Board of Directors has, subject to approval by the shareholders of the Company, amended and restated the JDN Realty Corporation 1993 Incentive Stock Plan (the "1993 Plan" and, as amended and restated, the "Amended and Restated Incentive Stock Plan") to (i) increase the number of shares to be reserved for issuance from 1,320,813 shares to 2,415,799 shares, representing 12% of the number of shares of Common Stock of the Company outstanding as of February 27, 1998 (the date of the last Board action to increase the number of shares of Common Stock reserved for issuance); (ii) permit the Company to award, in addition to "incentive stock options" ("ISOs") described in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options which are not qualified as ISOs under the Code ("NQSOs"), shares of Common Stock subject to restrictions on transferability prior to vesting ("Restricted Stock") and stock appreciation rights ("SARs") to eligible directors, employees, consultants and advisors (ISOs, NQSOs, Restricted Stock and SARs are referred to, collectively, as "Awards"); and (iii) to conform the 1993 Plan to recent changes in Federal securities and tax laws. These amendments are separately described below. The descriptions of the amendments are qualified in their entirety by reference to the full text of the Amended and Restated Incentive Stock Plan attached hereto as Appendix A.

DESCRIPTION OF THE AMENDMENTS TO THE 1993 PLAN

         The material terms of the changes to the 1993 Plan effected by the Amended and Restated Incentive Stock Plan are as follows:

         Increase in Shares. The 1993 Plan was last amended by the Company's shareholders in May 1996 to reserve for issuance under the 1993 Plan 1,320,813 shares of Common Stock. Since that time, the Company has experienced significant growth and has issued more than 9,520,754 additional shares of Common Stock. Under the Amended and Restated Incentive Stock Plan, a total of 2,415,799 shares are available for Awards. The Board increased the number of shares available for Awards based on the Company's growth and taking into consideration the total number of shares of Common Stock outstanding. Without this increase, the Board of Directors believed the Company would be disadvantaged in its ability to offer Awards to retain employees of the Company and JDN Development Company, Inc. ("JDN Development") who have been instrumental in the Company's performance and to attract and retain employees who will contribute to the Company's performance in the future. The Board of Directors believes that Awards are an essential part of the Company's compensation program and provide meaningful inducements to individuals to contribute to the Company's growth and financial performance. The 1993 Plan has been a useful tool in achieving the Company's business development goals by helping to attract and retain highly qualified employees.

         Addition of Restricted Stock and SARs. In addition to ISOs and NQSOs, the Amended and Restated Incentive Stock Plan provides for awards of shares of Restricted Stock and SARs. An award of Restricted Stock may be as a part of a "deposit share," "performance award" or any other arrangement established by the Compensation Committee. An award of SARs may be either in tandem with the grant of an Award or as an award that is separate from any Award granted under the Plan. An individual receiving

SARs shall have the right, upon written request, to surrender any exercisable SARs in exchange for cash, whole shares of Common Stock, or a combination thereof, as determined by the Compensation Committee, with a value equal to the excess of the fair market value, as of the date of such request, over the fair market value of the Common Stock on the date of grant multiplied by the number of shares covered by the SARs or portion thereof to be surrendered.

         Limit on Individual Awards. No individual may receive Awards with respect to more than 1,000,000 shares of Common Stock in any one-year period. The 1993 Plan contained no limits on the number of shares granted pursuant to individual Awards. This modification is needed as a result of Section 162(m) of the Code, which limits the ability of the Company to deduct compensation expenses on payments to certain officers. This limit does not apply to stock options that qualify as "performance-based compensation" under Section 162(m). The annual 1,000,000 share limit is required for compensation realized upon exercise of ISOs and NQSOs to qualify as performance-based compensation.

         Shareholder Approval Requirements. Under the 1993 Plan, shareholder approval was required for amendments that would (i) increase the aggregate number of shares which could be issued under the 1993 Plan, (ii) modify the designation of the persons eligible to receive ISOs under the 1993 Plan or (iii) materially increase the benefits accruing to holders of options granted or to be granted under the 1993 Plan, within the meaning of Rule 16b-3. The Amended and Restated Incentive Stock Plan preserves the shareholder approval requirement for amendments that would (i) increase the aggregate number of shares of Common Stock that may be issued under ISOs or change the employees (or class of employees) eligible to receive ISOs, (ii) change the number of shares of Common Stock in the aggregate that may be issued pursuant to Awards granted or the maximum number of shares with respect to which any individual may receive options in any calendar year except as otherwise provided in the Amended and Restated Incentive Stock Plan, and (iii) increase the period during which Awards may be granted or exercised. Generally, shareholder approval will not be required for minor amendments intended to benefit the administration of the Amended and Restated Incentive Stock Plan, for amendments necessitated by changes in legislation or administrative rules governing the Amended and Restated Incentive Stock Plan, or for amendments that the Board of Directors deems necessary to obtain or maintain favorable tax, securities exchange or regulatory treatment of the Amended and Restated Incentive Stock Plan for future participants. These changes are possible because Rule 16b-3 has been revised to eliminate shareholder approval as a requirement. In many situations, the broad approval requirements under the 1993 Plan necessitated approval for purely administrative amendments. The Board of Directors believes that the cost and time required to obtain shareholder approval frequently far outweighs any value shareholders may derive from reviewing such amendments. The Amended and Restated Incentive Stock Plan preserves shareholder rights to review amendments on matters that are of most significance to shareholders. The shareholder approval provisions in the Amended and Restated Incentive Stock Plan reflect the requirements of the Code and the listing requirements of the New York Stock Exchange.

         Award Transfer Restrictions. Under the 1993 Plan, a recipient was not permitted to transfer Awards at any time prior to death. The Amended and Restated Incentive Stock Plan retains this transfer restriction as a general rule, but allows for transfers of NQSOs, Restricted Stock and SARs in individual situations that are approved by the Compensation Committee. This flexibility on transfers is possible as a result of amendments to Rule 16b-3.

The Board of Directors believes that there are relatively few situations in which Award transfers should be permitted, but recommends this change so that it may be possible to provide Award recipients with flexibility in financial, estate and tax planning. The restriction on transferring ISOs has been retained because it is still required by the Code.

         Vesting Limitation. Under the 1993 Plan, all Awards would become fully vested if the Company were to experience a change in corporate control. Under the Amended and Restated Incentive Stock Plan, this vesting feature is modified so that Awards will be only partially vested in situations in which an individual would realize less net income under the Award after payment of "golden parachute" excise taxes under Section 4999 of the Code. Without this modification, individuals who become liable for excise taxes under Section 4999 on the occurrence of a change in corporate control may realize less net after-tax income and the Company would lose the ability to deduct these payments from its income pursuant to Section 280G of the Code. This change is primarily a matter of tax planning and is necessary to minimize the potentially negative tax impact on both the Company and the individual in the event that the Company undergoes a change in corporate control.

         Termination of Plan. The 1993 Plan could be terminated by the Board of Directors, subject to the rights of holders of outstanding options, and would automatically terminate in 2003. The Amended and Restated Incentive Stock Plan has no set termination date except that Common Stock may only be used for ISOs for a period of ten years after such Common Stock is authorized under the Amended and Restated Incentive Stock Plan. Otherwise, the Amended and Restated Incentive Stock Plan will continue until the Board of Directors terminates it. The ten-year period is necessitated by Section 422 of the Code so that options can qualify as ISOs. This Code provision does not, however, require termination of the Amended and Restated Incentive Stock Plan. The prior practice of terminating an option plan and establishing a new plan every ten years creates significant administrative complexities and does not protect any significant shareholder interest. Therefore, the Company believes that this change is an important enhancement to the administration of the Amended and Restated Incentive Stock Plan.

GENERAL DESCRIPTION OF THE AMENDED AND RESTATED INCENTIVE STOCK PLAN

         The purpose of the Amended and Restated Incentive Stock Plan is to provide a performance incentive and to encourage Common Stock ownership by officers, directors, consultants and advisors of the Company and its affiliates. The Compensation Committee is authorized to administer the Amended and Restated Incentive Stock Plan and to grant awards to Company employees and to certain others who provide significant services to the Company. The Amended and Restated Incentive Stock Plan provides for the award of ISOs, NQSOs, Restricted Stock, and SARs. ISOs may be granted only to employees of the Company and its subsidiaries.

         The Compensation Committee determines which individuals are to receive awards under the Amended and Restated Incentive Stock Plan, the type of award to be granted (i.e., ISOs, NQSOs, Restricted Stock or SARs) and the exercise prices and vesting dates of each Award. The exercise price of ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% for individuals who own more than 10% of the total outstanding Common Stock). These and other terms are set forth in a written agreement between the Company and the individual receiving the Award. The aggregate fair market value of Common Stock with regard to which ISOs are exercisable by an individual for the first time during any calendar year may not exceed $100,000. No award will be exercisable after the expiration of ten years from the date it is granted (five years for ISOs granted to individuals who own more than 10% of the total outstanding shares of Common Stock).

         As of March 20, 1998, 1,822,013 shares, or approximately 9.0% of the number of outstanding shares of Common Stock as of that date, were subject to outstanding options which have been granted under the Amended and Restated Incentive Stock Plan. Based upon the closing sale price on March 20, 1998 of $33.50 per share of Common Stock as reported on the New York Stock Exchange, the aggregate market value of the shares underlying the options granted under the Amended and Restated Incentive Stock Plan is approximately $61,037,000. As of March 20, 1998, 27 employees of the Company and JDN Development, excluding executive officers, had received grants of options to purchase an aggregate of 162,200 shares of Common Stock and eight executive officers had received grants of options to purchase an aggregate of 1,659,813 shares of Common Stock under the Amended and Restated Incentive Stock Plan. As of March 20, 1998, seven employees, excluding executive officers, had received grants of an aggregate of 14,328 shares of Restricted Stock and seven executive officers had received grants of 59,880 shares of Restricted Stock under the Amended and Restated Incentive Stock Plan. As of March 20, 1998, no SARs have been awarded under the Amended and Restated Incentive Stock Plan.

         Once an option has become exercisable, the individual may purchase shares of Common Stock from the Company by paying the exercise price in cash, shares of Common Stock or in other consideration acceptable to the Compensation Committee. Subject to limitations on "golden parachute" payments described in Sections 280G and 4999 of the Code, Awards become fully vested upon the occurrence of a merger or certain other corporate events in which the control of the Company is changed. The amount of any Award under the Amended and Restated Incentive Stock Plan is subject to the discretion of the Compensation Committee and, therefore, cannot be determined in advance. Management believes that it is in the Company's best interest to provide the Company's Compensation Committee with the flexibility under appropriate circumstances to award additional stock options, Restricted Stock and/or SARs under the Amended and Restated Incentive Stock Plan.

FEDERAL INCOME TAX CONSEQUENCES

         Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an ISO, NQSO, Restricted Stock, or SAR under the Amended and Restated Incentive Stock Plan. Otherwise, the tax consequences to the Company and to individuals receiving Awards will vary with the type of Award.

         An individual who exercises an ISO will not recognize income on its exercise if he or she does not sell the shares of Common Stock acquired thereby for at least two years after the date of grant and one year after exercising the ISO. Any gain or loss on the sale of the Common Stock after these statutory holding periods will be subject to capital gains treatment. The exercise price of the ISO is the basis for purposes of determining capital gains. Reduced capital gains rates apply if the Common Stock is held for at least 18 months after the date of exercise of the ISO. An individual who disposes of the Common Stock before the statutory holding periods are satisfied will have engaged in a "disqualifying disposition" and will recognize ordinary compensation income on the difference between the exercise price of the ISO and the fair market value of the Common Stock at the time the ISO was exercised. The individual's basis in the Common Stock after a disqualifying disposition is its fair market value at the time of exercise. The individual will also be subject to tax on capital gain, if any, upon the sale of the Common Stock on the amount realized in excess of the basis.

         Generally, the Company is not entitled to a tax deduction upon the grant of an option or the exercise of an ISO. However, if the individual engaged in a disqualifying disposition, the Company may take a tax deduction for the amount of ordinary income recognized by the individual.

         Upon exercise of a NQSO, the individual recognizes ordinary income on the difference between the fair market value of the Common Stock and the exercise price paid under the NQSO. Upon exercise of a SAR, the individual recognizes ordinary income on the value of the SAR realized on exercise. Unless an individual makes an election under Section 83 (b) of the Code to be taxed at the time of grant, he or she will recognize ordinary income on the fair market value of the Common Stock at the time shares of Restricted Stock become vested. In all such cases, the Company is generally entitled to deduct the amount recognized by the individual for tax purposes. The individual is also subject to capital gains treatment on the subsequent sale of any Common Stock acquired through an Award. For this purpose, the individual's basis in the Common Stock is its fair market value at the time the NQSO is exercised or the Restricted Stock becomes vested (or transferred, if an election under Section 83(b) is made).

REGISTRATION UNDER THE SECURITIES ACT OF 1933

         The Company intends to register the additional shares of Common Stock authorized for issuance under the Amended and Restated Incentive Stock Plan under the Securities Act of 1933 on a Registration Statement on Form S-8 as soon as practicable after approval of the Amended and Restated Incentive Stock Plan by the shareholders of the Company.

REQUIRED VOTE

         Shareholder approval of the Amended and Restated Incentive Stock Plan is required by the terms of the Amended and Restated Incentive Stock Plan and under the Code. Adoption of the Amended and Restated Incentive Stock Plan is conditioned upon the affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting.

         The foregoing summary of the Amended and Restated Incentive Stock Plan is qualified in its entirety by reference to the text of the Amended and Restated Incentive Stock Plan attached as Appendix A to this Proxy Statement.

         The Board of Directors recommends that the shareholders vote FOR the approval of the adoption of the Amended and Restated Incentive Stock Plan.

               PROPOSAL 3: RATIFICATION OF APPOINTMENT OF AUDITORS

         The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP as independent auditors of the Company for 1998, subject to ratification by the shareholders. Ernst & Young LLP has served as the independent auditors of the Company since the Company's formation in December 1993. One or more representatives of Ernst & Young LLP are expected to be present at this year's Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions.

         The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is needed to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 1998. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review.

         The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth information with respect to ownership of the Common Stock as of March 20, 1998 by (i) each of the Company's directors,
(ii) each of the executive officers named in the Summary Compensation Table, and
(iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned. The Company is unaware of any person other than those listed below that beneficially owns more than 5% of the outstanding shares of the Company's Common Stock.

Name of                                                    Number of Shares            Percent of Common Stock
Beneficial Owner                                          Beneficially Owned            Beneficially Owned(1)
----------------                                          ------------------           -----------------------
J. Donald Nichols..................................            1,098,619(2)                      5.3%

Elizabeth L. Nichols...............................              353,116(3)                      1.7

William J. Kerley..................................               97,385(4)                      *

C. Sheldon Whittelsey, IV..........................               34,023(5)                      *

Jeb L. Hughes......................................               45,828(6)                      *

William G. Byrnes..................................                5,246                         *

Haywood D. Cochrane, Jr............................                9,000(7)                      *

Robert P. Corker, Jr...............................                   --                         *

William B. Greene..................................                7,000(7)(8)                   *

Craig Macnab.......................................                6,000(7)                      *

All Executive Officers and Directors
as a Group (13 persons)............................            1,710,467                         8.1

---------------

     *    Represents less than 1% of the outstanding shares of Common Stock.
     (1) Pursuant to the rules of the Securities and Exchange Commission (the "SEC"), shares of Common Stock which beneficial owners set forth in this table have a right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percent of Common Stock beneficially owned by that owner but are not deemed outstanding for the purpose of computing percentage ownership of any other beneficial owner shown in the table.
     (2) Includes (i) options currently exercisable to purchase 379,366 shares at an exercise price of $22.00 per share and 100,000 shares at an exercise price of $31.125 and (ii) 14,842 shares of Restricted Stock. Mr. Nichols has disclaimed beneficial ownership of shares beneficially owned by Ms. Nichols.
     (3) Includes (i) options currently exercisable to purchase 110,139 shares at an exercise price of $22.00 per share and 50,000 shares at an exercise price of $31.125 and (ii) 11,662 shares of Restricted Stock. Ms. Nichols has disclaimed beneficial ownership of shares beneficially owned by Mr. Nichols.
     (4) Includes (i) options currently exercisable to purchase 45,308 shares at an exercise price of $22.00 per share and 33,333 shares at an exercise price of $31.125 and (ii) 8,481 shares of Restricted Stock.
     (5) Includes (i) options currently exercisable to purchase 25,000 shares at an exercise price of $31.125 per share and (ii) 9,023 shares of Restricted Stock.
     (6) Includes (i) options currently exercisable to purchase 33,333 shares at an exercise price of $31.125 per share and (ii) 12,495 shares of Restricted Stock.
     (7) Includes options currently exercisable to purchase 3,000 shares at an exercise price $22.00 per share, 2,000 shares at an exercise price of $20.00 per share, and 1,000 shares at an exercise price of $22.375.
     (8) Includes 1,000 shares held by the William B. Greene Trust, of which Mr. Greene serves as a trustee. Also includes options currently exercisable to purchase 3,000 shares at an exercise price of $22.00 per share, 2,000 shares at an exercise price of $20.00 per share, and 1,000 shares at an exercise price of $22.375.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific dates by which these reports are to be filed and the Company is required to report in this Proxy Statement any failure to file reports as required during 1997.

         Based solely upon its review of the copies of reports furnished to the Company and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company believes that all Section 16(a) reporting and filing requirements relating to ownership of the Common Stock were complied with during 1997.

                             EXECUTIVE COMPENSATION

SUMMARY ANNUAL COMPENSATION

         The following table reflects the compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in 1997 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                         Annual Compensation                     Compensation Awards
                                         -------------------                     -------------------
                                                                              Restricted      Securities
Name and Principal                            Annual        Other Annual        Stock         Underlying        All Other
Position                 Year     Salary      Bonus         Compensation       Awards(1)        Options       Compensation(2)
------------------       ----    --------   ---------       ------------      ----------      ----------      ---------------
J. Donald Nichols,       1997    $325,000   $      --(1)     $     --           14,842          300,000           $5,333
Chairman                 1996     300,000     150,000              --               --               --            4,750
                         1995     294,254     100,000              --               --          178,000            4,762

Elizabeth L. Nichols,    1997     223,750          --(1)           --           11,662          150,000            3,877
President                1996     172,500     100,000              --               --               --            6,777
                         1995     167,283      75,000              --               --           50,000            3,379

William J. Kerley,       1997     170,000          --(1)           --            8,481          100,000           10,058
Chief Financial          1996     140,000      75,000              --               --               --            7,416
Officer                  1995     125,217      60,000              --               --           22,000            2,504

Jeb L. Hughes,           1997     154,300          --(1)           --           12,495          100,000            2,386
Vice President,          1996     108,600     150,000          25,834(3)            --               --              453
Development, JDN         1995     100,000     100,000              --               --               --               --
Development Company,
Inc.

C. Sheldon               1997     130,000      16,180(1)           --            9,023          75,000             2,250
Whittelsey, IV           1996     100,000     100,000              --               --              --             2,000
Vice President,          1995     100,000      50,000              --               --              --                --
Development

---------------
(1) Based on a deferred bonus plan adopted by the Board of Directors for 1997, the number of shares of Restricted Stock awarded represents twice the dollar amount of cash bonus deferred by the Named Executive Officer divided by the closing price of the Company's Common Stock on February 27, 1998, which was $33.25 per share.
(2) Represents (a) contributions by the Company to its Savings and Profit Sharing Plan (a 401(k) plan) allocated to the accounts of the Named Executive Officer and (b) the portion of automobile lease payments made by the Company that have been allocated to non-business uses by the Named Executive Officer.
(2)  Commissions paid to the Named Executive Officer for leasing services.

STOCK OPTION GRANTS

         The following table sets forth certain information concerning stock options granted to the Named Executed Officers in 1997. The Company granted no SARs in 1997.

                                          PERCENT OF                                          POTENTIAL REALIZABLE VALUE
                          NUMBER OF      TOTAL OPTIONS                                        AT ASSUMED ANNUAL RATES OF
                          SECURITIES       GRANTED TO                                          STOCK PRICE APPRECIATION
                          UNDERLYING       EMPLOYEES        EXERCISE OR                          FOR OPTION TERM (1)
                           OPTIONS            IN             BASE PRICE     EXPIRATION        --------------------------
NAME                       GRANTED        FISCAL YEAR        PER SHARE        DATE               5%               10%
-----------------------   ----------     --------------     -----------    -----------        ----------     -----------
J. Donald Nichols.......    300,000           31.8%          $31.125       July 23, 2007      $6,483,150     $15,854,224

Elizabeth L. Nichols....    150,000           15.9            31.125       July 23, 2007       3,241,575       7,927,112

William J. Kerley.......    100,000           10.6            31.125       July 23, 2007       2,161,050       5,284,741

Jeb L. Hughes...........    100,000           10.6            31.125       July 23, 2007       2,161,050       5,284,741

C. Sheldon
Whittelsey, IV..........     75,000            8.0            31.125       July 23, 2007       1,620,788       3,963,556

(1) Based upon the closing price of the Common Stock of $32.375 per share as reported on the New York Stock Exchange on December 31, 1997, less the exercise price of the options.

OPTION EXERCISES AND YEAR-END VALUES

         The following table provides certain information with respect to the Named Executive Officers concerning the exercise of options during 1997 and with respect to unexercised options at December 31, 1997. No stock appreciation rights were outstanding in 1997.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                        NUMBER OF UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                                SHARES                       AT FISCAL YEAR-END           AT FISCAL YEAR-END(1)
                              ACQUIRED ON    VALUE      ----------------------------   ---------------------------
NAME                           EXERCISE     REALIZED    EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           --------     --------    -----------    -------------   -----------   -------------
J. Donald Nichols..........       --           --         379,366         478,000      $3,935,922      $2,533,250

Elizabeth L. Nichols.......       --           --         110,139         200,000       1,142,692         793,750

William J. Kerley..........     30,000      $347,313       45,308         122,000         470,071         391,750

Jeb L. Hughes..............       --           --            --           100,000          --             125,000

C. Sheldon
Whittelsey, IV.............       --           --            --            75,000          --              93,750

---------------
(1) Based upon the closing price of the Common Stock of $32.375 per share as reported on the New York Stock Exchange on December 31, 1997, less the exercise price of the options.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company's current employment agreements with Mr. Nichols, Ms. Nichols, and Mr. Kerley became effective on December 1, 1996. Neither Mr. Hughes nor Mr. Whittelsey has an employment contract with the Company or JDN Development. Mr. Nichols' employment agreement, pursuant to which he serves as Chairman of the Board and Chief Executive Officer of the Company, has a three-year term which is automatically renewed each year. Under his agreement, Mr. Nichols receives an annual base salary of $350,000, subject to cost-of-living adjustments and annual increases at the discretion of the Compensation Committee of the Board of Directors, and is entitled to participate in the Company's stock option plans and all other benefit programs generally available to executive officers of the Company. Mr. Nichols is also entitled to receive an annual bonus at the discretion of the Compensation Committee of the Board of Directors.

         If the Company terminates Mr. Nichols' employment without cause, he is entitled to receive his accrued salary, earned bonus, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan), and other benefits through the date of termination. In addition, Mr. Nichols will receive as severance compensation his base salary for the remaining term of his employment agreement and for a period of one year thereafter and an amount equal to his average annual bonus during the two years immediately preceding his termination. At Mr. Nichols' election, he may receive a lump sum severance amount equal to the present value of such severance payments (using a discount rate equal to the 90-day Treasury bill interest rate in effect on the date of delivery of such election notice).

         If a "change-in-control" (as defined in the employment agreement) occurs, Mr. Nichols may terminate his agreement and receive his accrued base salary and other benefits described above through the remaining term of the agreement and a period of one year thereafter, and an amount equal to his average annual bonus during the two years immediately preceding the termination. Mr. Nichols may elect to receive from the Company a lump sum severance payment (calculated as provided above). Notwithstanding the foregoing, amounts payable under the employment agreement are subject to certain "parachute payment" (as defined in the employment agreement) reductions.

         The Company may terminate Mr. Nichols' agreement for "cause," which is defined to include willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company or Mr. Nichols' willful material breach of the agreement which has resulted in material injury to the Company. In the event of Mr. Nichols' termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits. Mr. Nichols' agreement may also be terminated if Mr. Nichols dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the agreement because of Mr. Nichols' death or disability, Mr. Nichols (or his estate) shall receive these same payments but no additional severance benefits except that, if Mr. Nichols becomes disabled, the Company will maintain his insurance benefits for the remaining term of his agreement.

         The Company has agreed to indemnify Mr. Nichols for certain liabilities arising from actions taken within the scope of his employment. Mr. Nichols' employment agreement contains restrictive covenants pursuant to which Mr. Nichols has agreed not to compete with the Company during the period of Mr. Nichols' employment and any period following termination of his employment during which he is receiving severance payments if terminated other than for cause, and for a period of one year if terminated upon a "change in control" (as defined in the employment agreement).

         The employment agreement with Ms. Nichols, pursuant to which she serves as President of the Company, is identical to Mr. Nichols' agreement, except that Ms. Nichols' agreement provides for an annual base salary of $275,000.

         The employment agreement with Mr. Kerley, pursuant to which he serves as the Company's Chief Financial Officer, Secretary and Treasurer, is identical to Mr. Nichols' employment agreement, except that the term of Mr. Kerley's agreement is two years which is automatically renewed each year, and provides for annual base salary of $200,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are Messrs. Greene and Macnab. There are no interlocks among the members of the Compensation Committee.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

COMPENSATION COMMITTEE

         The Compensation Committee has the responsibility for establishing and administering a general compensation policy and program for the Company. The Compensation Committee is responsible for administering all of the Company's employee benefit plans, including all stock option plans, stock purchase plans, bonus plans, retirement plans, and medical, dental and insurance plans. Subject to the provisions of these employee benefit plans, the Compensation Committee must determine the individuals eligible to participate in each of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

EXECUTIVE COMPENSATION

         Executive compensation for the Company in 1997 was comprised of two elements, base salaries and annual bonuses.

         Base Salary. The Compensation Committee approves all increases in salaries paid to officers and senior employees of the Company who earn an annual base salary in excess of a threshold amount established in the Company's Bylaws. On November 25, 1997, the Board of Directors approved an amendment to the Company's Bylaws increasing the threshold annual base salary level that requires Compensation Committee approval from $75,000 to $150,000.

         Salaries paid to Mr. Nichols, Ms. Nichols and Mr. Kerley have been established pursuant to employment agreements approved by the Board of Directors which were entered into in December 1996. Each such employment agreement provides automatic annual cost-of-living increases to base salary. Additional base salary adjustments must be determined by the Compensation Committee on an annual basis. In addition, the Company has entered into employment agreements with David L. Henzlik, Vice President, Leasing, John D. Harris, Jr., Controller and Assistant Secretary, and Leilani L. Jones, Vice President and Director of Property Management and Assistant Secretary, each of which is subject to adjustment by the Compensation Committee on an annual basis. The Compensation Committee adjusted annual base salaries of executive officers as of July 1, 1997 to the following: J. Donald Nichols, $350,000; Elizabeth L. Nichols, $275,000; William J. Kerley, $200,000; Jeb L. Hughes, $200,000; C. Sheldon Whittelsey, IV, $160,000; David L. Henzlik, $140,000; John D. Harris, Jr., $115,000; and Leilani
L. Jones, $115,000. These salary adjustments were based on the Compensation Committee's assessment, based on management's recommendations, of the nature of the positions held by these individuals, the experience of the individuals filling the positions and the tenure of such individuals with and their general contributions to the Company and a report prepared by FPL Associates, as further described below under "Compensation Planning for Fiscal Year 1998."

         Annual Bonus. The Company awarded bonuses in February 1998 to each of the following executive officers of the Company: J. Donald Nichols, $246,750; Jeb L. Hughes,

$207,725; Elizabeth L. Nichols, $193,875; C. Sheldon Whittelsey, IV, $166,180; William J. Kerley, $141,000; David L. Henzlik, $65,980; John D. Harris, Jr., $41,106; and Leilani L. Jones, $30,958. The bonuses awarded to Mr. Nichols, Ms. Nichols and Mr. Kerley in 1997 were based upon the Company's having exceeded in 1997 a predetermined level of rate of growth in funds from operations per share. The bonuses awarded to the remaining executive officers were based upon the results achieved in three categories weighted as follows: (1) corporate performance (including a predetermined level of rate of growth in funds from operations per share)--30%; (2) business unit (departmental) performance--50%; and (3) individual performance--20%. The bonus criteria for all executive officers were established by the non-management members of the Board of Directors and approved by the Compensation Committee in 1997.

         To further incentivize certain executive officers and senior employees of the Company and JDN Development, the Compensation Committee amended the Company's 1993 Incentive Stock Plan to authorize the award of restricted stock from time to time. In February 1998, the Compensation Committee adopted a deferred bonus plan that permits executive officers and certain senior employees of the Company and JDN Development to elect to receive two times the value of their cash bonus in the form of restricted stock in lieu of all or a portion (but no less than 25%) of their cash bonuses awarded in February 1998.

CHIEF EXECUTIVE OFFICER COMPENSATION FOR FISCAL YEAR 1997

         As Chairman of the Board and Chief Executive Officer of the Company, Mr. Nichols' employment agreement currently provides for an annual base salary of $350,000, subject to automatic cost-of-living adjustments. Mr. Nichols' annual base salary was originally set after the Company's initial public offering based on the Compensation Committee's review of a report prepared by FPL Associates on executive compensation for other REITs. Under the terms of his employment agreement, Mr. Nichols is entitled to an annual bonus at the discretion of the Compensation Committee, and is entitled to participate in the Company's stock option plans and other benefit programs generally available to executive officers of the Company. In February 1998, the Compensation Committee authorized the award and payment of a bonus to Mr. Nichols in the amount of $246,750. Such bonus was based on the Company's having exceeded in 1997 a predetermined rate of growth in funds from operations per share.

COMPENSATION PLANNING FOR FISCAL YEAR 1998

         The Compensation Committee intends for the Company's executive compensation program to attract, motivate and retain executive officers and other key employees of the Company, its subsidiaries and affiliated entities, and to provide for (i) base salaries competitive with those paid by comparable real estate investment trusts, (ii) variable annual incentives which would reflect executive officers' contributions to the Company's annual performance objectives, and (iii) a variable long-term incentive program utilizing equity ownership in the Company which would reflect executive officers' contributions to the Company's achievement of longer term goals.

         Management of the Company engaged FPL Associates to provide the Company with recommendations for a comprehensive compensation policy in light of the Company's strategic plan, as that strategic plan was implemented in 1997 and is to be implemented in the future, with the goal of adopting a performance-based compensation program specifically related to criteria that reflect the Company's performance using quantifiable measures. The Compensation Committee reviewed with management the recommendations contained in the report prepared by FPL Associates with the goal of implementing a compensation policy providing for salary increases, bonuses and non-cash incentive awards based on both qualitative and quantitative measures of executives' performance within the framework of the Company's strategic plan. As a result of this review, the Compensation Committee adopted an executive compensation program that included bonus awards for 1997 based on the performance measures outlined above. In 1998 the Compensation Committee will further review the Company's executive compensation program in light of the Company's strategic plan and make recommendations to the Board of Directors consistent with the Compensation Committee's goals to attract, motivate and retain executive officers and other key employees through a performance-based compensation program that utilizes objective performance measures.

         Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction by a public company for compensation in excess of one million dollars paid to the company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In 1997, no executive named in the Summary Compensation Table above received compensation exceeding the threshold for deductibility under Section 162(m). The Compensation Committee intends to structure the performance-based portion of the compensation of the Company's executive officers in a manner that complies with Section 162(m) to the extent necessary to maximize the corporate tax deduction while enabling the Company to attract and retain qualified executives.


                                        COMPENSATION COMMITTEE



                                        Craig Macnab, Chairman
                                        William B. Greene

                          COMPARATIVE PERFORMANCE GRAPH

         Rules promulgated by the SEC require that the Company include in this Proxy Statement a line graph that compares the yearly percentage change in cumulative total shareholder return on the Common Stock with (a) the performance of a broad equity market indicator, and (b) the performance of a published industry index or peer group index. The following graph compares the yearly percentage change in the return on the Common Stock since March 22, 1994 with the cumulative total return on the Standard and Poor's 500 Index and the Total Return Index for Equity REITs, published by The National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). The graph assumes the investment of $100 on March 22, 1994 and that all dividends were reinvested.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
                     FOR THE PERIOD ENDING DECEMBER 31, 1997


 MEASUREMENT PERIOD           JDN REALTY                        NAREIT EQUITY
(FISCAL YEAR COVERED)         CORPORATION     S & P 500             INDEX
---------------------         -----------     ---------         -------------
    3/22/94                       100           100                  100
    6/30/94                       101            96                   98
   12/31/94                        97           101                   96
    6/30/95                       103           121                  102
   12/31/95                       118           139                  111
    6/30/96                       123           153                  118
   12/31/96                       158           170                  150
    6/30/97                       185           206                  158
   12/31/97                       197           227                  180

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In December 1994, JDN Development was formed to develop retail shopping center properties. The Company owns 100% of the non-voting common stock and 1% of the voting common stock of JDN Development, and receives 99% of any dividends or other distributions paid by JDN Development. Mr. Nichols, the Chairman and Chief Executive Officer of the Company, is the sole member of JDN Development's board of directors. Mr. Nichols has the ability to elect future boards of directors and to effectively control JDN Development. Mr. Nichols owns 99% of the voting common stock of JDN Development and receives 1% of any dividends or other distributions paid by JDN Development. As of December 31, 1997, the Company had contributed, loaned or advanced approximately $71.2 million to JDN Development. The shareholders of JDN Development also make capital contributions to JDN Development as needed for development projects. The Company has guaranteed all or portions of three loans of JDN Development or its consolidated subsidiaries in the amount of approximately $21.9 million as of December 31, 1997. These loans are secured by shopping center projects located in Canton, Georgia, Warner Robins, Georgia, and Conyers, Georgia. These loans bear interest at rates ranging from LIBOR plus 1.40% to LIBOR plus 1.50% (weighted average rate of 7.52% at December 31, 1997) and mature in 1999.

         As of December 31, 1997, Jeb L. Hughes, Vice President, Development of JDN Development, was the President and a 50% shareholder of Fast Rental, Inc. ("Fast Rental"). Fast Rental is a tenant in three of the Company's shopping center properties. During 1997, the Company recorded approximately $98,000 in base rental revenue from Fast Rental.

                               GENERAL INFORMATION

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Shareholder proposals intended to be presented at the 1999 annual meeting of shareholders must be received by the Company at its executive offices at 359 East Paces Ferry Road, Suite 400, Atlanta, Georgia 30305 no later than December 1, 1998, in order to be included in the proxy statement and form of proxy for that meeting.

COUNTING OF VOTES

         All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by written ballot. Inspectors of election will be appointed to, among other things, determine the number of shares outstanding, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result. Each item presented herein to be voted on at the Annual Meeting must be approved by the affirmative vote of the holders of the number of shares described under each such item. The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

         Inspectors of election will treat shares referred to as "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

MISCELLANEOUS

         The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

         Management of the Company is not aware of any matters other than those described above which may be presented for action at the meeting. If any other matters properly come before the Annual Meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgement of the person or persons voting such proxies subject to the direction of the Board of Directors.

         A copy of the Company's 1997 Annual Report to Shareholders is being mailed with this Proxy Statement.

         FOR INFORMATION CONCERNING THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 AS FILED WITH THE SEC, AVAILABLE TO SHAREHOLDERS FREE OF CHARGE, PLEASE WRITE: CHARLES N. TALBERT, INVESTOR RELATIONS, JDN REALTY CORPORATION, 359 EAST PACES FERRY ROAD, SUITE 400, ATLANTA, GEORGIA 30305.


                                      By order of the Board of Directors,


                                      /s/ William J. Kerley
                                      William J. Kerley
                                      Corporate Secretary


April 3, 1998

                                                                      Appendix A










                             JDN REALTY CORPORATION

                            1993 INCENTIVE STOCK PLAN











                          EFFECTIVE DECEMBER 17, 1993;
                              AMENDED AND RESTATED
                                FEBRUARY 27, 1998

                JDN REALTY CORPORATION 1993 INCENTIVE STOCK PLAN

                                TABLE OF CONTENTS

                                                                              Page

ARTICLE I. DEFINITIONS.........................................................1
         1.1      Affiliate....................................................1
         1.2      Agreement....................................................1
         1.3      Award........................................................1
         1.4      Board........................................................1
         1.5      Code.........................................................1
         1.6      Committee....................................................1
         1.7      Company......................................................2
         1.8      Date of Exercise.............................................2
         1.9      Exchange Act.................................................2
         1.10     Fair Market Value............................................2
         1.11     Incentive Option.............................................3
         1.12     Nonqualified Option..........................................3
         1.13     Option.......................................................3
         1.14     Participant..................................................3
         1.15     Plan.........................................................3
         1.16     Restricted Stock.............................................3
         1.17     SAR..........................................................3
         1.18     Stock........................................................3
         1.19     Ten Percent Shareholder......................................3

ARTICLE II. PURPOSE OF PLAN....................................................4

ARTICLE III.  ADMINISTRATION...................................................4
         3.1      Administration of Plan.......................................4
         3.2      Authority to Grant Awards....................................4
         3.3      Persons Subject to Section 16(b).............................4

ARTICLE IV.  ELIGIBILITY AND LIMITATIONS ON GRANTS.............................5
         4.1      Participation................................................5
         4.2      Grant of Awards..............................................5
         4.3      Limitations on Grants........................................5
         4.4      Limitation on Incentive Options..............................5
         4.5      Stock Appreciation Rights....................................5
         4.6      Restricted Stock.............................................6

ARTICLE V.  STOCK SUBJECT TO PLAN..............................................6
         5.1      Source of Shares.............................................6
         5.2      Maximum Number of Shares.....................................6

         5.3      Forfeitures..................................................6

ARTICLE VI.  EXERCISE OF AWARDS................................................6
         6.1      Exercise Price...............................................6
         6.2      Right to Exercise............................................7
         6.3      Maximum Exercise Period......................................7
         6.4      Transferability..............................................7
         6.5      Employee Status..............................................7

ARTICLE VII.  METHOD OF EXERCISE...............................................8
         7.1      Exercise.....................................................8
         7.2      Payment......................................................8
         7.3      Federal Withholding Tax Requirements.........................8
         7.4      Shareholder Rights...........................................8
         7.5      Issuance and Delivery of Shares..............................8

ARTICLE VIII.  ADJUSTMENT UPON CORPORATE CHANGES...............................8
         8.1      Adjustments to Shares........................................8
         8.2      Substitution of Awards on Merger or Acquisition..............9
         8.3      Effect of Certain Transactions...............................9
         8.4      No Adjustment Upon Certain Transactions.....................10
         8.5      Fractional Shares...........................................10

ARTICLE IX.  COMPLIANCE WITH LAW AND REGULATORY APPROVAL......................10
         9.1      General.....................................................10
         9.2      Representations by Participants.............................10

ARTICLE X.  GENERAL PROVISIONS................................................11
         10.1     Effect on Employment........................................11
         10.2     Unfunded Plan...............................................11
         10.3     Rules of Construction.......................................11
         10.4     Governing Law...............................................11
         10.5     Compliance With Section 16 of the Exchange Act..............11
         10.6     Amendment/ Termination......................................11
         10.7     Duration of Incentive Options...............................12
         10.8     Effective Date of Plan......................................12

                JDN REALTY CORPORATION 1993 INCENTIVE STOCK PLAN

                                    PREAMBLE

     WHEREAS, effective December 17, 1993, JDN Realty Corporation (the "Company") has established the JDN Realty Corporation 1993 Incentive Stock Plan (the "Plan") through which the Company may award options to purchase the common stock of the Company ("Stock") that qualify as "incentive stock options" within the meaning of section 422 of the Internal Revenue Code, as well as options that are not so qualified;

     WHEREAS, the Company desires to amend the Plan to, among other things, increase the maximum aggregate number of shares of Stock that may be issued pursuant to the exercise of Awards (as hereinafter defined) hereunder; and

     WHEREAS, the Company intends that this Plan as amended and restated and the awards granted hereunder will (i) qualify as "performance-based compensation" described in section 162(m)(4)(C) of the Internal Revenue Code, and (ii) conform to the provisions of Securities and Exchange Commission Rule 16b-3;

     NOW, THEREFORE, the Company hereby amends and restates the JDN Realty Corporation 1993 Incentive Stock Plan (the "Plan"), effective February 27, 1998:

                             ARTICLE I. DEFINITIONS

     1.1 Affiliate. A "parent corporation," as defined in section 424(e) of the Code, or "subsidiary corporation," as defined in section 424(f) of the Code, of the Company.

     1.2 Agreement. A written agreement (including any amendment or supplement thereto) between the Company or Affiliate and a Participant specifying the terms and conditions of an Award granted to such Participant.

     1.3 Award. A right that is granted under the Plan to a Participant by the Company, including Options, Restricted Stock, and SARs.

     1.4 Board. The board of directors of the Company.

     1.5 Code. The Internal Revenue Code of 1986, as amended.

     1.6 Committee. A committee composed of at least two individuals (or such number that satisfies section 162(m)(4)(C) of the Code and Rule 16b-3 of the Exchange Act) who are members of the Board and are not employees of the Company or an Affiliate, and who are designated by the Board as the "compensation committee" or are otherwise designated to administer the Plan. In the absence of a designation of a Committee by the Board, the Board shall be the Committee.

     1.7 Company. JDN Realty Corporation and its successors.

     1.8 Date of Exercise. The date that the Company accepts tender of the exercise price of an Award, if any, or accepts an election to exercise rights under an SAR.

     1.9 Exchange Act. The Securities Exchange Act of 1934, as amended.

     1.10 Fair Market Value. On any given date, Fair Market Value shall be the applicable description below (unless, where appropriate, the Committee determines in good faith the fair market value of the Stock to be otherwise):

          (a) If the Stock is traded on the New York Stock Exchange or the American Stock Exchange, the closing price of the Stock on such exchange on which such Stock is traded on the trading day immediately preceding the date as of which Fair Market Value is being determined, or on the next preceding day on which such Stock is traded if no Stock was traded on such trading day.

          (b) If the Stock is not traded on the New York Stock Exchange or the American Stock Exchange, but is reported on the Nasdaq National Market System or another Nasdaq automated quotation system, and market information is published on a regular basis, then Fair Market Value shall be the closing price of the Stock, as so published, on the trading day immediately preceding the date as of which Fair Market Value is being determined, or the closing price on the next preceding trading day on which such prices were published if no Stock was traded on such trading day.

          (c) If market information is not so published on a regular basis, then Fair Market Value shall be the average of the high bid and low asked prices of the Stock in the over-the-counter market over a period of trading days that is reasonably representative of the normal trading of the Stock immediately preceding the date on which Fair Market Value is being determined, as reported by a generally accepted reporting service.

          (d) If the Stock is not publicly traded, Fair Market Value shall be the value determined in good faith by the Committee or the Board. However, such determination shall not take into account any restriction on the stock, except for a restriction which by its terms will never lapse.

     1.11 Incentive Option. An Option that is intended to qualify as an "incentive stock option" within the meaning of section 422 of the Code. An Incentive Option, or a portion thereof, shall not be invalid for failure to qualify under section 422 of the Code, but shall be treated as a Nonqualified Option.

     1.12 Nonqualified Option. An Option that is not an Incentive Option.

     1.13 Option. The right that is granted hereunder to a Participant to purchase from the Company a stated number of shares of Stock at the price set forth in an Agreement. As used herein, an Option includes both Incentive Options and Nonqualified Options.

     1.14 Participant. A Board member, employee, consultant or advisor of the Company or of an Affiliate who either satisfies the requirements of Article IV and is selected by the Committee to receive an Award, or receives an Award pursuant to grant specified in this Plan.

     1.15 Plan. The JDN Realty Corporation 1993 Incentive Stock Plan.

     1.16 Restricted Stock. A grant of Stock that is subject to restrictions on transfer and/or a risk of forfeiture by and to the Participant, as described in
Section 4.6. Shares of Stock that are subject to any such restrictions or risks of forfeiture shall cease to be Restricted Stock at the time that such restrictions and risks of forfeiture lapse in accordance with the terms of the Agreement or the Plan.

     1.17 SAR. A right to receive compensation hereunder calculated by reference to the increase in the value of a certain number of shares of Stock from the date of an award, as described in Section 4.5. An SAR is an unfunded, unsecured promise of the Company to the Participant. Unless otherwise stated in an Agreement, or unless the Committee in its discretion honors the exercise of an SAR by issuing Stock, the holder of an SAR has no beneficial rights of Stock ownership or to receive shares of stock.

     1.18 Stock. The common stock of the Company.

     1.19 Ten Percent Shareholder. An individual who owns more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate at the time he is granted an Incentive Option. For the purpose of determining if an individual is a Ten Percent Shareholder, he shall be deemed to own any voting stock owned (directly or indirectly) by or for his brothers and sisters (whether by whole or half blood), spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.

                           ARTICLE II. PURPOSE OF PLAN

     The purpose of the Plan is to provide a performance incentive and to encourage Stock ownership by officers, directors, consultants and advisors of the Company and its Affiliates, and to align the interests of such individuals with those of the Company, its Affiliates and its shareholders. It is intended that Participants may acquire or increase their proprietary interests in the Company and be encouraged to remain in the employ or directorship of the Company or of its Affiliates. The proceeds received by the Company from the sale of Stock pursuant to this Plan may be used for general corporate purposes.

                           ARTICLE III. ADMINISTRATION

         3.1 Administration of Plan. The Plan shall be administered by the Committee. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made or action taken by the Committee to administer the Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or Award. The Company shall bear all expenses of Plan administration. In addition to all other authority vested with the Committee under the Plan, the Committee shall have complete authority to:

          (a)  Interpret all provisions of this Plan;

          (b) Prescribe the form of any Agreement and notice and manner for executing or giving the same;

          (c)  Make amendments to all Agreements;

          (d)  Adopt, amend, and rescind rules for Plan administration; and

          (e) Make all determinations it deems advisable for the administration of this Plan.

         3.2 Authority to Grant Awards. The Committee shall have authority to grant Awards upon such terms the Committee deems appropriate and that are not inconsistent with the provisions of this Plan. Such terms may include conditions on the exercise of all or any part of an Award.

         3.3 Persons Subject to Section 16(b). Notwithstanding anything in the Plan to the contrary, the Committee, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers and directors subject to section 16(b) of the Exchange Act, without so restricting, limiting or conditioning the Plan with respect to other Participants.

               ARTICLE IV. ELIGIBILITY AND LIMITATIONS ON GRANTS

     4.1 Participation. The Committee may from time to time designate employees, consultants and advisors to whom Awards are to be granted and who are eligible to become Participants. Such designation shall specify the number of shares of Stock, if any, subject to each Award. All Awards granted under this Plan shall be evidenced by Agreements which shall be subject to applicable provisions of this Plan or such other provisions as the Committee may adopt that are not inconsistent with the Plan. Such provisions may include, by way of example and not limitation, provisions for cash bonuses to be paid in combination with awards.

     4.2 Grant of Awards. An Award may be granted in combination with or in lieu of cash bonuses that are otherwise provided to Participants. An Award shall be deemed to be granted to a Participant at the time that the Committee designates in a writing that is adopted by the Committee as the grant of an Award, and that makes reference to the Participant and the number of shares of Stock that are subject to the Award. Accordingly, an Award may be deemed to be granted prior to the approval of this Plan by the shareholders of the Company and prior to the time that an Agreement is executed by the Participant and the Company.

     4.3 Limitations on Grants. A person who is not an employee of the Company or an Affiliate is not eligible to receive an Incentive Option. No person may receive Awards with respect to more than 1,000,000 shares of Stock (subject to increases and adjustments as provided in Article VIII) in any one-year period.

     4.4 Limitation on Incentive Options. To the extent that the aggregate Fair Market Value of Stock with respect to which Incentive Options are exercisable for the first time by a Participant during any calendar year (under all stock incentive plans of the Company and its Affiliates) exceeds $100,000 (or the amount specified in section 422 of the Code), determined as of the date an Incentive Option is granted, such Options shall be treated as Nonqualified Options. This provision shall be applied by taking Incentive Options into account in the order in which they were granted.

     4.5 Stock Appreciation Rights. The Committee may grant an SAR to a Participant either in tandem with the grant of an Award, or as an award that is separate from any Award granted under the Plan. Subject to the terms of an Agreement, a Participant who receives an SAR shall have the right, upon written request, to surrender any exercisable Award, or portion thereof, in exchange for cash, whole shares of Stock, or a combination thereof, as determined by the Committee, with a value equal to the excess of the Fair Market Value, as of the date of such request, of one share of Stock over the Fair Market Value of the Stock on the Date of Grant (or such other value specified in the Agreement), multiplied by the number of shares covered by the SAR or portion thereof to be surrendered. In the case of any SAR which is granted in connection with an Incentive Option, such SAR shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the SAR or portion thereof to be surrendered. In the event of the exercise of any SAR granted hereunder, the number of shares reserved for issuance under the Plan shall be reduced only to the extent that shares of Stock are actually issued in connection with the exercise of such SAR.

     4.6 Restricted Stock. An award of Restricted Stock to a Participant is a grant of Stock that is subject to forfeiture and/or restrictions on transfer that are identified in an Agreement. The Committee may grant Restricted Stock to a Participant as a part of a "deposit share," "performance award" or any other arrangement established by the Committee and specified in an Agreement. A Participant who receives Restricted Stock shall be treated as a shareholder of the Company for all purposes, except that the rights of the Participant may be limited under the terms of the Agreement. Unless otherwise specified in an Agreement, and until the date that restrictions on transfer and all risks of forfeiture lapse: (i) to the extent that the Company maintains a dividend reinvestment plan, or as determined in the discretion of the Committee, any dividends paid on Restricted Stock shall be reinvested in whole shares of Stock and shall be subject to the same restrictions and forfeiture provisions as the shares of Stock with respect to which such dividends were paid; (ii) any cash amounts paid as dividends on Restricted Stock that are not reinvested in Stock shall be held by the Company to the credit of the Participant without interest until the lapse of such restrictions and forfeiture provisions; and (iii) the Participant agrees by accepting an Award of Restricted Stock to designate the chief executive officer of the Company as his proxy with respect to such Restricted Stock (and shares acquired with dividends thereon) on all matters that are presented by the Company to shareholders for a vote.

                        ARTICLE V. STOCK SUBJECT TO PLAN

     5.1 Source of Shares. Upon the exercise of an Option or the grant of Restricted Stock, the Company shall deliver to the Participant authorized but unissued Stock.

     5.2 Maximum Number of Shares. The maximum aggregate number of shares of Stock that may be issued pursuant to the exercise of Awards is 2,415,799, subject to increases and adjustments as provided in Article VIII. The aggregate number of SARs that may be granted shall be determined by the Committee.

     5.3 Forfeitures. If any Award granted hereunder expires or terminates for any reason without having been exercised in full, the shares of Stock subject thereto shall again be available for issuance of an Award under this Plan.

                         ARTICLE VI. EXERCISE OF AWARDS

     6.1 Exercise Price. The exercise price of an Incentive Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date the

Incentive Option is granted. In the case of a Ten Percent Shareholder, however, the exercise price of an Incentive Option shall not be less than 110% of the Fair Market Value of a share of Stock on the date the Incentive Option is granted. The exercise price of a Nonqualified Option, Restricted Stock or an SAR shall be the price determined by the Committee at the time that such Award is granted. If the exercise price of an Award is changed after the date it is granted, such change shall be deemed to be a termination of the existing Award and the issuance of a new Award.

     6.2 Right to Exercise. An Award shall be exercisable on the date of grant or on any other date established by the Committee or provided for in an Agreement, provided, however, that Awards granted to officers or directors subject to section 16 of the Exchange Act shall not be exercisable, and restrictions on Restricted Stock shall not lapse, until at least six months after the Award is granted. A Participant must exercise an Incentive Option while he is an employee of the Company or an Affiliate or within the periods that may be specified in the Agreement after termination of employment, death, disability or a "change of control" (as defined in any change of control agreement to which the Company and any such Participant are parties).

     6.3 Maximum Exercise Period. The maximum period in which an Award may be exercised shall be determined by the Committee on the date of grant except that no Incentive Option shall be exercisable after the expiration of 10 years (five years in the case of Incentive Options granted to a Ten Percent Shareholder) from the date it was granted. The terms of any Award may provide that it is exercisable for a shorter period. All Incentive Options shall terminate on the date the Participant's employment with the Company terminates, except as otherwise provided in the Agreement with respect to termination of employment, death, disability or a "change of control" (as defined in any change of control agreement to which the Company and any such Participant are parties).

     6.4 Transferability. Generally, any Award granted under this Plan shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by the Participant. However, a Nonqualified Option, an SAR, or Restricted Stock granted under this Plan may be transferable to the extent provided in the Agreement. Provided, further, that no right or interest of a Participant in any Award shall be liable for, or subject to, any lien, obligation or liability of such Participant.

     6.5 Employee Status. The Committee shall determine the extent to which a leave of absence for military or government service, illness, temporary disability, or other reasons shall be treated as a termination or interruption of employment for purposes of determining questions of forfeiture and exercise of an Award after termination of employment; provided, however, that if the period treated as employment with respect to an Incentive Option exceeds 90 days, such Option shall be deemed a Nonqualified Option.

                         ARTICLE VII. METHOD OF EXERCISE

     7.1 Exercise. An Award granted hereunder shall be deemed to have been exercised on the Date of Exercise. Subject to the provisions of Articles VI and IX, an Award may be exercised in whole or in part at such times and in compliance with such requirements as the Committee shall determine.

     7.2 Payment. Unless otherwise provided by the Agreement, payment of the Award price shall be made in cash or, to the extent approved by the Committee, Stock that was acquired prior to the exercise of the Award, other consideration acceptable to the Committee, or a combination thereof.

     7.3 Federal Withholding Tax Requirements. Upon exercise of a Nonqualified Option, Restricted Stock, or an SAR by a Participant who is an employee of the Company or an Affiliate, the Participant shall, upon notification of the amount due and prior to or concurrently with the delivery of the certificates representing the shares, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements. Such withholding requirements shall not apply to the exercise of an Incentive Option, or to a disqualifying disposition of Stock that is acquired with an Incentive Option, unless the Committee gives the Participant notice that withholding described in this Section is required.

     7.4 Shareholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to Options or SARs prior to the Date of Exercise of such Award. No Participant shall acquire rights as a stockholder through the grant or exercise of an SAR, except to the extent which the Committee, in its sole discretion, issues Stock to the Participant as payment upon the exercise of the SAR. A Participant's rights as a shareholder with respect to Restricted Stock shall be determined as provided in Section 4.6.

     7.5 Issuance and Delivery of Shares. Shares of Stock issued pursuant to the exercise of Awards hereunder shall be delivered to Participants by the Company (or its transfer agent) as soon as administratively feasible after a Participant exercises an Award hereunder, or is granted Restricted Stock, and executes any applicable shareholder agreement or agreement described in Section 9.2 that the Company requires at the time of exercise.

                 ARTICLE VIII. ADJUSTMENT UPON CORPORATE CHANGES

     8.1 Adjustments to Shares. The maximum number of shares of stock with respect to which Awards hereunder may be granted and which are the subject of outstanding Awards, and the exercise price thereof, shall be adjusted as the Committee determines in its sole discretion to be appropriate, in the event that:

          (a) the Company or an Affiliate effects one or more stock dividends, stock splits, reverse stock splits, subdivisions, consolidations or other similar events;

          (b)  the Company or an Affiliate engages in a transaction to which section 424 of the Code applies; or

          (c) there occurs any other event which in the judgment of the Committee necessitates such action;

Provided, however, that if an event described in paragraph (a) or (b) occurs, the Committee shall make adjustments to the limits on Awards specified in Sections 4.3 and 5.2 that are proportionate to the modifications of the Stock that are on account of such corporate changes. Notwithstanding the foregoing, the Committee may not modify the Plan or the terms of any Awards then outstanding or to be granted hereunder to provide for the issuance under the Plan of a different class of stock or kind of securities.

     8.2 Substitution of Awards on Merger or Acquisition. The Committee may grant Awards in substitution for stock awards, stock options, stock appreciation rights or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction to which section 424(a) of the Code applies. The terms of such substituted Awards shall be determined by the Committee in its sole discretion, subject only to the limitations of Article V.

     8.3 Effect of Certain Transactions. Upon a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Stock (but not a public offering of Stock by the Company), and the Company is not the surviving entity (even though it may survive as a subsidiary corporation), any Award granted hereunder shall terminate, provided that the Participant shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his Awards in whole or in part, and all restrictions on Restricted Stock shall lapse, whether or not the vesting requirements set forth in any Agreement have been satisfied, unless the Committee elects to convert all Awards hereunder into stock incentive awards of an acquiring corporation. Provided, however, that, notwithstanding the foregoing, a portion of the acceleration of exercisability of Awards shall not occur with respect to any holder to the extent that such portion of acceleration would cause the Participant or holder of such Award to be liable for the payment of taxes pursuant to section 4999 of the Code. If the Committee so elects to convert the Awards, the amount and price of such converted options shall be determined by adjusting the amount and price of the Awards granted hereunder in the same proportion as used for determining the number of shares of stock of the acquiring corporation the holders of the Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization, and the vesting schedule set forth in the Agreement shall continue to apply to the converted options.

     8.4 No Adjustment Upon Certain Transactions. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.

     8.5 Fractional Shares. Only whole shares of Stock may be acquired through the exercise of an Award. Any amounts tendered in the exercise of an Award remaining after the maximum number of whole shares have been purchased will be returned to the Participant.

             ARTICLE IX. COMPLIANCE WITH LAW AND REGULATORY APPROVAL

     9.1 General. No Award shall be exercisable, no Stock shall be issued, no certificates for shares of Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all federal or state laws and regulations (including, without limitation, withholding tax requirements), federal and state securities laws and regulations and the rules of all securities exchanges or self-regulatory organizations on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence shares of Stock for which an Award is exercised may bear such legends and statements as the Committee upon advice of counsel may deem advisable to assure compliance with federal or state laws and regulations. No Award shall be exercisable, no Stock shall be issued, no certificate for shares shall be delivered and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from any regulatory bodies having jurisdiction over such matters.

     9.2 Representations by Participants. As a condition to the exercise of an Award, the Company may require a Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such representation is required by any relevant provision of the laws referred to in Section 9.1. At the option of the Company, a stop transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel was provided

(concurred in by counsel for the Company) and stating that such transfer is not in violation of any applicable law or regulation may be stamped on the stock certificate in order to assure exemption from registration. The Committee may also require such other action or agreement by the Participants as may from time to time be necessary to comply with federal or state securities laws. This provision shall not obligate the Company or any Affiliate to undertake registration of options or stock hereunder.

                         ARTICLE X. GENERAL PROVISIONS

     10.1 Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

     10.2 Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

     10.3 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

     10.4 Governing Law. The internal laws of the State of Maryland shall apply to all matters arising under this Plan, except to the extent that Maryland law is preempted by federal law.

     10.5 Compliance With Section 16 of the Exchange Act. With respect to persons subject to liability under section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 (or successor provisions) under the Exchange Act. To the extent any provision of this Plan or action by Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

     10.6 Amendment; Termination. The Board may amend or terminate this Plan at any time; provided, however, an amendment that would have a material adverse effect on the rights of a Participant under an outstanding Award is not valid with respect to such Award without the Participant's consent, except as necessary for Incentive Options to maintain qualification under the Code; and provided, further, that the shareholders of the Company must approve, in general meeting:

          (a) 12 months before or after the date of adoption, any amendment that increases the aggregate number of shares of Stock that may be issued under Incentive Options or changes the employees (or class of employees) eligible to receive Incentive Options;

          (b) before the effective date thereof, any amendment that changes the number of shares in the aggregate which may be issued pursuant to Awards granted under the Plan or the maximum number of shares with respect to which any individual may receive options in any calendar year, except pursuant to Article VIII; and

          (c) before the effective date thereof, any amendment that increases the period during which Awards may be granted or exercised.

Generally, shareholder approval shall not be required for minor amendments to the Plan pursuant to Section 3.1 hereof intended to benefit the administration of the Plan, for amendments necessitated by changes in legislation or administrative rules governing the Plan, or for amendments that the Board deems necessary to obtain or maintain favorable tax, securities exchange or regulatory treatment of the Plan for future Participants.

     10.7 Duration of Incentive Options. This Plan shall continue until it is terminated by the Board pursuant to Section 10.6. However, no Incentive Option may be granted under this Plan with respect to the additional shares of Stock that are reserved for grant effective February 27, 1998, pursuant to Section 5.2, after February 27, 2008, which is 10 years after the date that this amendment and restatement of the Plan is adopted by the Board. No Incentive Option may be granted under this Plan after December 17, 2003, with respect to shares of Stock that were originally reserved for grant effective December 17, 1993; no Incentive Option may be granted under this Plan after December 4, 2005, with respect to additional shares of Stock that were reserved for grant effective December 4, 1995; and no Incentive Option may be granted under this Plan after July 23, 2007, with respect to additional shares of Stock that were reserved for grant effective July 23, 1997. Incentive Options granted before such dates shall remain valid in accordance with their terms.

     10.8 Effective Date of Plan. This Plan was originally effective December 17, 1993, and was approved by the shareholders of the Company thereafter. This amendment and restatement of the Plan shall be effective on the date of its adoption by the Board, February 27, 1998. Awards may be granted hereunder at any time after the adoption of this or any other amendment to the Plan which increases the number of shares of Stock available for Awards; provided, however, that the effectiveness of an amendment to this Plan will be retroactively revoked if it is not approved by the shareholders of the Company in a manner that satisfies Treasury Regulation Section 1.422-5 within 12 months of the date of adoption by the Board. All Awards granted under the Plan after the effective date of an amendment that increases the number of shares of Stock available for grant under the Plan will become void immediately following the 12-month anniversary of the date of its adoption by the Board if approval by shareholders has not yet been obtained, except to the extent that shares of Stock were available for such Awards prior to the Board's adoption of such amendment.

                                                                      Appendix B

                                   PROXY CARD
                             JDN REALTY CORPORATION
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

         The undersigned hereby appoints J. Donald Nichols and William J. Kerley, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of JDN Realty Corporation, to be held on Thursday, May 14, 1998, at 9:00 a.m. (Atlanta Time) at The Ritz-Carlton, Buckhead, 3434 Peachtree Road, N.E., Atlanta, Georgia 30326, and at any adjournment thereof.

         In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

         THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL VOTE (A) FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED BELOW, (B) FOR APPROVAL OF THE ADOPTION OF THE JDN REALTY CORPORATION AMENDED AND RESTATED 1993 INCENTIVE STOCK PLAN, (C) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS, AND (D) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                           (Continued on reverse side)

1.  Election of Class I Directors. Nominees:  William B. Greene,
    Robert P. Corker, Jr., William G. Byrnes.

    [  ] FOR nominees listed     [  ] AGAINST nominees listed     WITHHOLD AUTHORITY to vote for any
    (except withheld to the                                       individual nominee. Write name of
    contrary)                                                     nominee here: ________________

2. Proposal to adopt JDN Realty Corporation Amended and Restated 1993 Incentive Stock Plan.

    [  ] FOR                   [  ] AGAINST                  [  ] ABSTAIN

3. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors.

    [  ] FOR                   [  ] AGAINST                  [  ] ABSTAIN


                                    Dated:_______________________________, 1998


                                    ___________________________________________
                                    Signature

                                    ___________________________________________
                                    Signature if held jointly
                                    IMPORTANT: Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.